UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2011 (November 15, 2011)

PIONEER DRILLING COMPANY
(Exact name of registrant as specified in its charter)

Texas	1-8182	74-2088619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 N.E. Loop 410, Suite 1000 San Antonio, Texas	78209
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (210) 828-7689

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR § 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR § 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR § 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR § 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.
On November 15, 2011, Pioneer Drilling Company (“Pioneer”) and certain of its domestic subsidiaries (the “Guarantors”) entered into a Purchase Agreement (the “Purchase Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs & Co., Wells Fargo Securities, LLC and certain other initial purchasers party thereto (the “Initial Purchasers”), relating to the issuance and sale (the “Offering”) of an additional $175 million in aggregate principal amount of Pioneer’s 9.875% senior unsecured notes due 2018 (the “Notes”). The aggregate principal amount of the Notes in the Offering was increased from the previously announced aggregate principal amount of $150 million. The notes were priced at 101% of their principal amount, plus accrued interest from and including September 15, 2011, providing estimated net proceeds to Pioneer, after fees and expenses, of approximately $172.6 million. The Notes will be fully and unconditionally guaranteed on a senior unsecured basis by the Guarantors.
The Notes will be treated as a single series of debt securities with the $250 million in aggregate principal amount of 9.875% senior unsecured notes due 2018 issued by Pioneer on March 11, 2010 (the “Existing Notes”), and will have the same terms as the Existing Notes except that they (1) will have a different issue date and issue price, (2) will be subject to a separate registration rights agreement and (3) until registered, will have different CUSIP numbers. Pioneer expects to close the sale of the Notes on November 21, 2011, subject to the satisfaction of customary closing conditions. The Notes will be issued pursuant to and governed by the indenture governing the Existing Notes as supplemented by a first supplemental indenture.
The Notes are being offered and sold inside the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.
The Purchase Agreement provides that the holders of the Notes will be entitled to the benefits of a registration rights agreement, pursuant to which Pioneer will agree to file a registration statement with the Securities and Exchange Commission registering the resale of the Notes under the Securities Act. The Purchase Agreement further contains customary representations and warranties of the parties and indemnification and contribution provisions under which Pioneer and the Guarantors, on one hand, and the Initial Purchasers, on the other hand, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A copy of the Purchase Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference herein. The description of the Purchase Agreement in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by the terms of the Purchase Agreement.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance
Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

ITEM 8.01	Other Events.
On November 16, 2011, Pioneer issued a press release announcing that it had priced a private placement to eligible purchasers of an additional $175 million in aggregate principal amount of the Notes. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.
The press release and this Current Report on Form 8-K and the statements contained in Exhibit 99.1 do not and shall not constitute an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.
This Current Report on Form 8-K and the statements contained in Exhibit 99.1 contain forward-looking statements based on current expectations of Pioneer’s management. These forward-looking statements include all statements other than those made solely with respect to historical facts. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, whether or not Pioneer will ultimately consummate the Offering, and if it does, the size, timing and use of proceeds of the Offering, the stability of the capital markets, other market conditions, customary closing conditions, the timing and success of Pioneer’s possible acquisitions, and other factors and uncertainties inherent in providing contract drilling and production services discussed in Pioneer’s filings with the Securities and Exchange Commission. Many of the factors that will determine the outcome of the subject matter of this Current Report on Form 8-K and the statements contained in Exhibit 99.1 are beyond Pioneer’s ability to control or predict. Pioneer undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
ITEM 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

10.1	Purchase Agreement, dated November 15, 2011, by and among Pioneer Drilling Company, the subsidiary guarantors party thereto and the initial purchasers party thereto

99.1	Press Release, dated November 16, 2011, announcing pricing of offering of $175 million of 9.875% senior unsecured notes due 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pioneer Drilling Company

By    /s/ Lorne E. Phillips
Lorne E. Phillips
Executive Vice President and Chief Financial Officer

Date: November 16, 2011

EXHIBIT INDEX

Exhibit No.	Description
10.1	Purchase Agreement, dated November 15, 2011, by and among Pioneer Drilling Company, the subsidiary guarantors party thereto and the initial purchasers party thereto

99.1	Press Release, dated November 16, 2011, announcing pricing of offering of $175 million of 9.875% senior unsecured notes due 2018